UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 5, 2016

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1–10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Broadcom Asset Purchase Agreement

On July 5, 2016, Cypress Semiconductor Corporation (“Cypress”) completed its acquisition of certain assets primarily related to the internet of things business (the “IoT Business”) of Broadcom Corporation (“Broadcom”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with Broadcom, dated April 28, 2016.  In connection with the closing of the transaction (the “Closing”), Cypress paid Broadcom $550 million in cash.  Pursuant to the Purchase Agreement, Broadcom has retained, and will be obligated to indemnify Cypress for, certain liabilities relating to the IoT Business for pre-closing actions, events and periods, and Cypress has assumed, and has agreed to indemnify Broadcom for, liabilities relating to the IoT Business for post-closing actions, events and periods. Subject to certain limitations and exceptions, each party also agreed to indemnify the other for breaches of representations and warranties and certain other matters to a maximum amount of $55 million.

The above description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was included as an exhibit to Cypress’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2016, which was filed on May 10, 2016.

A copy of the Press Release announcing the Closing is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release Announcing Acquisition of Broadcom IoT Business, dated July 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2016	CYPRESS SEMICONDUCTOR CORPORATION

	By:	/s/ Thad Trent
Thad Trent
Executive Vice President, Finance & Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Announcing Acquisition of Broadcom IoT Business, dated July 5, 2016.